Exhibit 107
FEE TABLES FOR
FORM
S-3
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Live Oak Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Depositary Shares, Each Representing a 1/40th Interest in a Share of 8.375% Fixed Rate Non- Cumulative Perpetual Preferred Stock, Series A	Rule 457(o)	4,000,000	$25.00	$100,000,000	$ 153.10 per $1,000,000	$15,310 (1)

Fees to Be Paid	Equity	8.375% Fixed Rate Non- Cumulative Perpetual Preferred Stock, Series A (2)	Rule 457(o)	100,000		$0.00	$ 153.10 per $1,000,000	$0

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$100,000,000		$15,310

	Total Fees Previously Paid							$0

	Total Fee Offsets							$ 0

	Net Fee Due							$15,310

(1)
The filing fee is calculated in accordance with 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant initially deferred payment of all of the registration fee for Registration Statement
No. 333-269263
filed on January 17, 2023.

(2)
See footnote 1. No separate consideration will be payable in respect of shares of 8.375% Fixed Rate
Non-Cumulative
Perpetual Preferred Stock, Series A, which are issued in connection with this offering.